Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
FIRST QUARTER 2009 RESULTS

Quarterly Revenue, Income and Earnings Per Share Set All-Time Records

LINCOLN, Nebraska (May 5, 2009) — National Research Corporation (NASDAQ:NRCI) today announced results for the first quarter 2009.

•	Quarterly revenue up 24% to $16.7 million
•	Quarterly net income up 32% to $2.7 million
•	Quarterly diluted earnings per share of $0.39, up 34%

        Commenting on the first quarter results, Michael D. Hays, president and chief executive officer of National Research Corporation, said, “Needless to say, I’m very satisfied with the Company’s overall first quarter achievements. Record-setting performance is wonderful in any environment, but especially given today’s economic conditions.”

        Revenue for the quarter ended March 31, 2009, was $16.7 million, compared to $13.5 million for the same quarter in 2008. Net income for the quarter ended March 31, 2009, was $2.7 million, or $.40 per basic and $.39 per diluted share, compared to $2.0 million for the first quarter 2008, or $.29 per basic and diluted share.

        In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “The quarter showed revenue growth combined with very strong margins. In fact, both net income and operating income surpassed our model.”

        A listen-only simulcast of National Research Corporation’s 2009 first quarter conference call will be available online at www.earnings.com on May 6, 2009, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

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NRCI Announces First Quarter 2009 Results

May 5, 2009

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces First Quarter 2009 Results

May 5, 2009

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Revenue	$16,740	$13,454
Operating expenses:
Direct expenses	7,421	5,927
Selling, general and administrative	4,074	3,559
Depreciation and amortization	871	666

Total operating expenses	12,366	10,152

Operating income	4,374	3,302
Other income (expense), net:
Interest income	1	19
Interest expense	(138)	(44)
Other, net	40	(7)

Total other income (expense), net	(97)	(32)

Income before income taxes	4,277	3,270
Provision for income taxes	1,627	1,267

Net income	$2,650	$2,003

Net income per share, basic	$0.40	$0.29
Net income per share, diluted	$0.39	$0.29

Weighted average shares outstanding:
Basic	6,633	6,818
Diluted	6,713	6,970

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NRCI Announces First Quarter 2009 Results

May 5, 2009

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	March. 31, 2009	Dec. 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$620	$1,109
Accounts receivable, net	9,594	6,531
Income taxes recoverable	--	574
Other current assets	2,493	2,225

Total current assets	12,707	10,439
Net property and equipment	13,693	13,747
Other, net	46,934	47,959

Total Assets	$73,334	$72,145

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,834	$2,208
Deferred revenue	13,644	12,926
Accrued compensation	1,454	1,375
Income taxes payable	299	--
Notes payable	2,821	4,581

Total current liabilities	21,052	21,090
Non-current liabilities	12,088	12,457

Total Liabilities	33,140	33,547

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 8,016,021 in 2009 and 8,019,922 in 2008;
outstanding 6,660,746 in 2009 and 6,667,517 in 2008	8	8
Additional paid-in capital	27,386	27,217
Retained earnings	35,262	33,677
Accumulated other comprehensive income (loss)	(97)	(6)
Treasury stock	(22,365)	(22,298)

Total shareholders’ equity	40,194	38,598

Total liabilities and shareholders’ equity	$73,334	$72,145

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